Exhibit 99.3

Daniel:	Hello. My name is Daniel Amir, Vice President, Investor Relations at ironSource. I want to welcome you to the ironSource and Thoma Bravo Advantage Investor Webcast. ironSource has filed an investor presentation with the SEC, which is also available at www.is.com/investors.

Before we begin, let me quickly cover the Safe Harbor. During this presentation, we will be making certain forward-looking statements including projections or estimates about the future performance of the company. These statements are based on current expectations and assumptions that are subject to risk and uncertainties; actual results could materially differ because of factors discussed on today’s presentation and in our filings with the Securities and Exchange Commission.

During this presentation, we’ll also refer to certain non-GAAP financial measures. More information about our non-GAAP financial measures can be found in our registration statement on form F4 and on our filings with the Securities and Exchange Commission.

With that, I will turn it over to Tomer Bar Zeev, Co-Founder and CEO of ironSource.

Tomer Bar Zeev:	Hi, everyone, and thank you for joining us today. Very happy to meet you, and thanks for taking the time to hear about ironSource and how we built a leading business platform empowering content creators to prosper in the app economy.

I’m the CEO and Co-Founder of ironSource. Together with me here today, we have Arnon, our President and Co-Founder; and Omer Kaplan, our CRO and Co-Founder. Both Omer and Arnon, together with me, will present the ironSource platform and how it evolved in the different parts of the company. And we also have today, Assaf, our CFO, who will be walking us through the financial section.

And we’re happy to have here today with us also, our friends from Thoma Bravo. We have Orlando Bravo, Founding Partner of Thoma Bravo; and Robert, who is also a partner in Thoma Bravo. And we’ll be also telling you how excited we are about this partnership with Thoma Bravo taking ironSource to the next steps.

So, for the last decade, we’ve been concentrating in ironSource on only one thing, which is creating a great business platform for content creators to enable them to concentrate on one thing only, which is creating great content, when we help them take that content, connect it to our platform in order to help them scale into a scalable, successful business in the app economy.

And telling you the story of ironSource is pretty much telling you the story of the app economy, how it evolved, what were the different trends, and how we became what it is today. And just before I start telling you all about that, I have here a few data points just to put a bit of context into ironSource’s growth and some initial numbers.

So, we’ve been around since 2010; we’re a bit over 750 employees with the majority, over 50 percent of us being R&D employees—we go very deep in the technology. And we generated, in 2020, $332 million of revenues and we’re growing very, very fast. We grew 83 percent year over year compared to our 2019 numbers; and we do that while maintaining a very healthy EBITDA margin. In 2020, we generated $104 million of adjusted EBITDA.

Moving on to Slide 5, and to set the stage for the discussion ahead, so starting with the very basics. Everything we do today, we do on our mobile devices—if it’s work-related, if it’s entertainment, if it’s social, everything is done through our mobiles. We spend hours and hours a day with our phones; 83 percent of that time, we spend on apps, and we download billions of apps every year to our mobile devices, hence what we call the app economy.

If we really look deeper in what is the pattern of that usage, what is it that we do on our mobiles? It can be categorized into two main buckets: one would be social media and messaging, communicating with our friends, spending time on social media; and, of course, the second bucket would be games. We spend a lot of time playing games and we focus on that bucket because we’re very excited about the gaming ecosystem, it’s very big and it’s growing super-fast, and it has fundamentally changed over the last decade. We can see that it used to be that video games were only for gamers, it would be people playing games on their consoles, on their PC; but with mobile games, that has fundamentally changed, and today, pretty much everyone is a gamer. We have over 2.6 billion mobile gamers out there and mobile games have fundamentally changed the entertainment ecosystem, with mobile games—and games in general—being bigger than the film and music industry combined.

And if we look at what were the reasons? There are few reasons for that booming gaming category; but at the very core of that gaming category growing so much are the underlying platforms fueling that economy. Here in Slide 8, you can find companies like Facebook and Google also operating on our space, but these are more of generalists, they operate on every space out there; and what’s really interesting in the gaming category is the new platforms, the new companies that are completely dedicated to that category, going very deep into the category, understanding the needs and building the platforms to fuel that category.

Here, you can find companies like Unity, which would provide you a platform to create the game, create the content; and of course, ironSource, which would be the platform of choice of many of those content creators to take that content and use ironSource as the business platform to scale it into a scalable, successful business. And we became very, very big at that. On every independent report out there, as you can see here in the left side of the slide, in the AppsFlyer report, probably the most important one, we would always be top-rated, we would come right after Google and Facebook as the top independent platform serving those game developers; and as evidence of our size and importance in the category, you could simply go to the different app stores and search for the top downloaded apps, here in Slide 9 on the right side, you can see an example of the top 20 most downloaded apps and you can see that we are integrated on 90 percent of those apps. So, the little icons here on the right next to the games icons would represent that ironSource is integrated—or the ironSource platform is integrated on each and every one of these games.

We attribute our success to our platform approach for the app economy. So, we identify two main constituents of the app economy: the app developers and the telco operators which we consider to be the main gateway to that app economy; and we’ve developed a platform serving them. It started with ironSource serving those app developers; here we became very famous in our solution for game developers, but also other types of app developers; and here, the platform will enable them with everything they need, it is appcentric and takes care of all the app lifecycle, so things like user growth and monetization, and creative management, and publishing, everything they need to take that content and scale it into a business.

And we became very big at that and then we wanted to expand our reach because we identified another important constituent of the app economy, these are the telecom operators, and we identified that they were very good in selling a box with a device, or maybe a data package, but there are lacking capabilities and a platform to really tap into the app economy and better engage with users across everything that is the device-centric and this is how we expanded the ironSource platform to also serve these telco operators and we took all the know-how, the technology, the experience that we gathered serving the app developers and expanded it also to the telco operators.

And this is how it looks: we have one platform, the ironSource platform, with two solution suites: we have ironSource Sonic, serving app developers; and we have ironSource Aura serving the telco operators. And the solution suites consists of a bunch of solutions, which we’ll present some of you in detail in a second. And over everything that we do in ironSource platform, we touch and interact with over 2.3 billion monthly active users across the platform.

And in Slide 12, right before I hand you over to Omer to tell you more about ironSource Sonic, I want to spend a minute on this slide because I think it’s really unique and important. So, we started ironSource over a decade ago and we have a very unique story. We started the company with eight founders which is very unique, I don’t know of any other company with eight founders; and what’s even more special and more unique is that we stuck together for all this time, building the company, expanding the different solutions, and expanding our offering to the app economy. And this is the main reason you see a bunch of us today, not just me the CEO and the CFO presenting to you, because in ironSource, it’s all about the team, it’s been like that since Day 1, and I’m confident that this is the team that will be able to take us also and achieve the next levels of the company.

And with that, I will hand you over to Omer to tell you more about ironSource Sonic.

Omer Kaplan:	Thanks, Tomer. Hi, everybody. My name is Omer Kaplan, and I’m one of the founders and the CRO. Slide 14 is a demo right off of a game by Activision that you can really see how users are interacting with ads inside the game; you can watch it in the document section. And what you see in Slide 15 is really based on these games promoting themselves on other games, and this is how they’re basically growing their user base and monetizing; and if I’m expanding that, you can really understand how games turn themselves into businesses.

So, the cycle—it’s a flywheel, right? That in the beginning, you need to first create a game, and then grow your user base, so you need a way to get your game out there for all of the users; then once you have users, you need to be able to drive revenue, so you need to have effective monetization capabilities. Then maybe the most important part, you need to constantly be able to analyze your data and optimize your results; and then once you’re optimized, you can either reinvest in the same game or reinvest in additional games and create your great portfolio; and exactly based on that, our cycle is built on. So, you can see on the right side of the slide, you can see this growth cycle and you can see that our solution suite is exactly based on this growth cycle.

So, we have the user growth solution suite with campaign management that really allows you granular campaign management to manage all of your campaigns; cross-promotion which is the ability for developers to promote their own games and their own content and let them compete using our data science with external offers; ROAS automation—ROAS is Return On Advertising Spend, which means that the developer or the advertiser can just put what is his goal right, what is Return On Advertising Spend goal and our systems will automate it for him. For the monetization solution suite, we have products like our Mediation which is the most used mediation for the AAA game studios who are using it basically to manage all of their ad monetization. So, in the example of Activision that we just went through, even if Activision is now showing an ad for Facebook, or Google, or ironSource, the mediation, the engine or the brain behind it will decide which [dimension] gets every impression would be the mediation, and that is our product.

We have a very deep analytic solution suite, we have a creative management solution suite, you’ve seen the demo, you’ve seen that ads are a world of their own, so we are the only platform that is actually a completely automated process and how to build this interactive ad that you’ve seen; and what we’ve launched about a year ago is we took all of these products and we now also enabled them or made them also accessible for indie developers, who can’t use our platform whether because they don’t have the resources or they don’t have the expertise, so we provide them all of these products but in a managed way through our publishing product.

Slide 17, you can see again we are speaking about Activision, and you can see that Activision is using us for our user growth solution suite, our monetization solution suite, analytics solution suite and creative solution suite.

Slide 18 is King, owned by Activision; and this is a very interesting example because King is very similar to other developers; in many cases, they prefer to do the optimization for the user growth themselves right because they do not necessarily want to share all of their post install information and data; and with us, they do of course, and they gradually moved into using our ROAS, Return on Advertising Spend, automation engine again. Again, what it means is that instead of doing manual optimization, they just put one line, “This is our goal,” and they let our engine do all of the optimization for them.

On Slide 19, you can see an example of Join Clash. Join Clash is a very interesting example. It was a game, it was already out there and live—and we’re actually doing pretty well, it was Position 74 in the stores and they were using our network. But then what they did is they basically expanded—they let it expand in our platform and they started using all of our products and also prefer that we will manage it for them which means basically expanding to our publishing product; and the result is phenomenal, they moved from Position 74 to Position 6, and they were actually one of the top 10 most downloaded games throughout all of 2020; and again, a really powerful demonstration of what is the result when you’re expanding using all of our products.

Moving to Slide 20, we’ve launched our publishing product a year ago at the beginning of 2020, we’ve tested thousands of games; we’ve published 19 of them right which means our technology identified that 19 of them has a very high marketability score; 14 of the games that we’ve published reached top 10 most downloaded at some point in 2020; and we have more than 10 million active daily active users as of the end of 2020.

I’m going to finish with why we win as a platform for web developers. So, like Tomer showed you in his slide, when you’re looking at the top games in FN, you can see that we are there in the vast majority of them; it means that we are a platform of choice for game developers today, which means that when they want to build a business, they need to use us, they need us in order to succeed and our platform is based on this very powerful growth cycle providing all of the solutions in one place. Our platform is extremely sticky; we’ll speak about the retention rate but it’s extremely high and in essence, it’s because our business model is really aligned with our partners when they grow, we grow with them.

We have a very powerful lend-and-expand, which means that customers are reinvesting in future growth and the majority of our partners are using more than one of our products, and we have a very, very strong combination in our platform that you can have in one place distribution through all of our in-game, in-app placements like we’ve discussed but also through all of our on-device placements through our direct relationship with telcos in our Aura solution, which our Arnon will now expand on.

Arnon Harish:	Hi. My name is Arnon. I’m one of the founders, the company’s President, and I will cover the Aura part of our platform in the next slides.

So, we move to Slide 23, and Omer has shown you the robust platform, the robust solution we have for developers; and in our journey to provide developers more value, we started to look at the telco space as a massive growth opportunity for our customers.

If you think about it, every mobile user in the world is also a telco user. 80 percent of mobile devices sold in the US are sold by telcos; so, obviously, this is a huge growth opportunity. But when we look deeper into the telco space, while they provide amazing infrastructure for connecting us all to the internet, their technology for engaging with users and participating in the app economy are kind of underwhelming. And I’ll maybe just highlight two examples. If a telco wants to promote an application to its subscribers, in most cases today, he will send that application to the factory, to the OEM, it gets preloaded at the ground level and then gets shipped back to the US. So, a very static ineffective way to do this. If a telco wants to communicate with his subscriber still today, in many cases, he will text message the user—and nobody reads text messages today, everything is in instant messaging.

Moving on to Slide 25. This is why we’ve created ironSource Aura, which is really the single solution to help telcos engage and communicate with users throughout the lifecycle of the device from the moment the device is set up till the moment the user is ready to trade it in. You can think of it as the telcos OS for engaging with users; it’s very deeply integrated and allows very precise and personalized offering of content and services. I’m going to show you some examples, but you need to remember that this platform can be used to promote any service of the telco.

Moving to Slide 26, this is an example from T-Mobile. If you go now to a T-Mobile store and buy a device, you will open the device, you will get the Android setup experience; and immediately after that, in a very native way, you will get the branded personalized T-Mobile experience that is powered by ironSource. On the left, you can see the Welcome screen, and immediately after that, we will ask the end-user to give us his gender and age. We take that data and additional data points, we plug it into our data science and ultimately, we come up with the best value proposition for that specific user.

One the first screen, you can see exactly how we offer growth opportunities to our developer customers. So, each one of these placements is a customer looking to reach new users in this very unique point in time when the device is new and end-users are more likely to use and engage with new applications. On the fourth screen on the right, you can see how we help T-Mobile promote their owned and operated services and applications; again, in this case, for example, T-Mobile Tuesday.

Moving to Slide 27. This is really unique about our platform and we are the only ones doing this at scale, we customize not only the content that we provide each user, we also customize the experience, the UI of the product across all of our touchpoints. So, two different users from two different parts of the US, two different age groups, two different device types will get not only different content, but also different UI. So, you can see, on the left, it’s role-based and on the right, it’s grid-based; this is our data science deciding that this is the best way to present the offering to the user; again, to optimize the experience, make sure that users are happy; but of course, also to drive more revenue to our telco partners.

So, this is how we help telcos engage with users in life—and again, these are just two examples. So, on the left, you can see what happens when there is an OS update—an operating system update—an operating system update usually comes with a new feature with a new value proposition to the user. In this case, OS 10 came with dark theme-supported applications, which really helped save battery life. So, in this experience, we would offer the user to install and engage with additional applications that support dark themes, generating value to the end-user and, of course, generating more revenue to our telco partners.

On the right, you can see how we help telcos promote and sell services on device. In this example, it’s Sprint and device protection or device insurance. For telcos, this is a very lucrative business and they’re really good at selling this in-store. In the US, the average is around 60 percent of users will leave the store after they purchase device protection; but online telcos are really struggling; they converted around one percent through their website or maybe through text messages, so we’ve created this experience where the user gets a targeted message that offers them to go through a very quick experience and in a few short steps, you would add device protection to his carrier bill.

Moving to Slide 29, this is the latest addition to our touchpoint and this is what happens when the device is ready to be traded in. Maybe the device is old, maybe the battery cycles are becoming frequent, so we know that this device is going to die and our data science decides that this is the time to offer this experience to the user. So, we would offer the user to vet his device remotely and earn credits towards his next device, towards trade-in. So, on the second screen, you could see that we would ask the user to touch the screen so we can understand that the screen is working properly; then we would check the microphones, the speakers, and in a few short steps, we will know exactly the device condition and how much credit he can get towards his next trade-in.

This is obviously a revenue opportunity for our telco partners; but far more importantly, this is the point in time where most subscribers are most likely to cut the cord. If you have an S20 and you want to get an S21, maybe you will go to a different telco that has a great promotion, a great price on that device. So, it’s really, really important and strategic to our partners to retain the subscriber within the network and reduce churn.

Moving to Slide 30, this is a case study by Boost—Boost is one of the largest prepaid networks in the US—and this is what happens when a telco integrates our solution and works with us over time to add additional touchpoints and engagement points with the user; and you can see how the engagement, in this case, installs per user over lifetime grow; and the revenue almost triples. And this is, again, because we’re adding touchpoints and we’re adding optimization and targeting; and this growth continues to grow as telcos work with us for a length of time.

Moving to Slide 31, this is really one of the things that make us successful in this space. So, if you look on the left, everything that we do has to be telco-grade; and if you think about the developer that is building an application—it may be a game—if that game has a bug, a UI bug, maybe a fault in the UI, that’s not such a terrible thing, right? The user can uninstall the application, he can maybe wait for an update. But when we’re the first thing that a user sees when he goes to a T-Mobile store and buys a device, we have to be perfect every time across different form factors, OS versions, we have to be stable and secure and this is something that is really difficult to do—and in general, working with telcos is difficult in terms of vetting security compliance requests. So, this is not a space for startups and there is a huge barrier to entry to the space.

On the right is what we bring to the telco world. We bring our years and years of experience in making sure that every user gets the perfect content every time.

I’ll finish with Slide 32 which is why we win. So, we’re the platform of choice; we are the only ones providing an end-to-end solution for telcos to engage users, and this is why we win most RFPs that we’re involved in. We’re a very sticky platform, deeply integrated into the device; and once we’re in, we’re really hard to replace and there’s a huge barrier to entry. The fact that we’re deeply integrated makes it easier for us to promote and add additional services; and vice versa, we’re the path of least resistance for telcos when they want to promote a new service, a new application on device. And finally—and Tomer and Omer mentioned this—it’s not enough to provide technology, we are also providing our entire ecosystem of developers, and our real ability to offer the right content to the right user at the right time to make sure that it’s a very enjoyable experience for the end user.

Assaf Ben Ami:	Hi. My name is Assaf, I’m the CFO for the company. I’m a CPA; I started my career at Deloitte, then Viola Ventures; and for the last ten years, I’m with the company.

Let’s start with Slide 34 with financial highlights. ironSource has a robust financial profile based on scale, hyper-growth, and profitability; these three key elements are rare to find together. We finished 2020 with total revenue of 332 million; we have enjoyed strong and consistent growth over the last years with last year’s growth of 83 percent; we have close to 300 customers generating above 100k in revenue annually; those customers grew in 54 percent year over year.

Our dollar-based net expansion rate for 2020 approaching 150 percent, calculated on the last trading 12 months. We have been profitable since foundation with non-GAAP Adjusted EBITDA margins of 31 percent in 2020.

Our business model is aligned with the success of our customers; it is composed of three main drivers: revenue share, usage-based, and in-app monetization. In revenue share, we retain a share of the revenue that our customers generate with us; in usage base, we charge a fixed percentage from the transactions we facilitate through some of our solutions; and in in-app monetization, we record revenue from the inner placement of the games we published in our Sonic publishing solution.

As I mentioned, we grew 83 percent from 2019 to 2020. This growth has been fueled by the expansion of our Sonic and Aura solutions, as well as the launch of our Sonic publishing solution in February 2020. We expect to continue our rapid growth with a 37 percent growth year over year in 2021 and 2022; $455 million of revenue in 2021 and $622 million in revenue in 2022. The chart on the right demonstrates our consistent quarterly growth, equaling 14 percent CAGR on a quarterly basis over the last eight quarters. Our revenue is driven mainly by our large customers; we define “large” as those who generate over 100k annually. These customers grew from 189 to 291 over the last year, representing growth of 54 percent. The share of our total revenue expanded from 91 percent to 94 percent in 2020; and the retention is very high: 96 percent in 2019 and 97 percent in 2020. These large customers are a very important source of stability and predictability in our financial model.

Looking at the slide over here, you can see that our dollar-based net expansion rate was over 145 percent in seven out of the last eight quarters, with an average of 148 percent. This is strong evidence of our ability to increase the usage of our solution with existing customers over time. This slide also captures many of the things we are talking about through this presentation: our ability to lend and expand, our alignment with our customers, and our ability to cross-sell and upsell our solutions to our customers.

Here, you can see the development of our customer cohorts over the last four years. Customers that we land typically expand their usage of our solutions over time through cross-sell and upsell. For example, 69 percent of our sonic large customers use both our user growth and monetization solution; these customers represent almost 60 percent of our total 2020 revenue. 13 percent of Sonic large customers distributed the [ROAS] also through on-device placements; this allowed them to benefit from the inventory generated by our solution. These customers accounted for almost 30 percent of total 2020 revenues.

ironSource has been profitable from Day 1. Growth is our top priority; still, we believe in profitability and healthy margins. This is part of our DNA. Our annual adjusted EBITDA crossed the 100 million mark in 2020, representing an annual growth rate of 39 percent. Our EBITDA margin was 41 percent in 2019 and came down to 31 percent in 2020 as part of our investment in future growth. We expect our adjusted EBITDA margins to stay in the 30s in the near term, and to expand to the 40s in the long term after growth will stabilize. In 2021, we plan $130 million in adjusted EBITDA and 188 million in 2022.

On the right-hand side, you can see our quarterly adjusted EBITDA performance over the last eight quarters.

This concludes my financial overview; and now back to Tomer.

Tomer Bar Zeev:	Thank you, Assaf. And maybe to add to Assaf’s section and to sum up this part of the presentation, I would say that our financials are very telling about the way we operate; our robust topline growth is very telling about our market approach; we believe there is a huge opportunity and we want to be very aggressive in how we capture that market share. So, top-line growth is, by far, our main priority. Our profit margins are very telling of our technology’s superiority, simply because you cannot grow this fast and maintain these profit margins without really having superior technology to everyone else. The combination of these two allow us to win financially, and we will maintain this going forward; and we do all of that while maintaining a full alignment with our customers. We are the underlying platform enabling them to grow their business and we seem to grow when they grow.

Over and above our strong financials, we wanted to demonstrate our real platform approach for this category. Here, we have a unique solution that is connecting the whole app economy with all its constituents, the app developers and the telcos. We’re extremely unique in providing them with an end-to-end solution; and our platform approach is what will enable us to grow in the categories we operate and expand the platforms to other categories like non-games. And, of course, to diversify also to other devices beyond mobile devices, be it connected TVs, smart TVs, and other connected devices.

And finally, our company DNA. This is what makes us really unique. We started the company over a decade ago—eight of us and all eight are still here and also operating the business and growing it, and we deeply, deeply care about the culture and the DNA of ironSource. We truly see it as an extension of our personalities and we really want to make ironSource a fun and meaningful place to work at; this is how we bring the great talent we have and this is how we retain this talent.

Every year, ironSource is top-rated among the companies to work in Israel; last year, we came No. 3, right after only Microsoft and Google. And we have a proven history of successfully being able to build multiple businesses in the app economy; and I believe our DNA and company culture is what will help us grow the company and really achieve the next levels of success.

With that, guys, I would like to hand you over to Orlando and Robert from Thoma Bravo; we’re very happy and honored to be partnering with them taking ironSource public. With Thoma Bravo being the leading investor in the software sector, I’m sure partnering with them will help ironSource really achieve the next level of expanding the platform into other categories and continue building a successful software platform for the app economy.

And with that, I’m handing you over to Orlando and Robert.

Orlando Bravo:	Thank you, Tomer and team. I’m thrilled to talk to you today about our interest in ironSource. But I thought, first, I would do a more proper introduction and so I’ll start with Slide 43 here and just give a few stats on Thoma Bravo’s history and background. We’ve been around for roughly 40 years as private equity investors working with management teams to accelerate the growth of their businesses. For the last 20 years we have only done software and tech-enabled service investments, so we have dedicated all of our focus and attention to this market.

And in doing so, we have done over a hundred platform-independent logo software companies and, on average, have done two to three M&A deals putting us in a category of having done hundreds of deals already in the market in the software space over the last 20 years. We back only existing management teams and have a successful track record of working with them in supporting their business initiatives and endeavors to accelerate their growth.

To that end, we have a SaaS portfolio today that is, on average, growing 30 percent and accelerating as we speak as we implement new strategies with management to continue to enhance the growth profile of these businesses. We are bringing the full platform from Thoma Bravo to the table here which includes not only experiences that we can draw from our entire investment staff, but also our operating partners, our other networks that are useful and helpful as partners to management, and also our customer relationships, partner relationships, and vendor relationships as well to secure the best outcomes for the company. All this goes to say that Thoma Bravo has put more money to work, done more deals, and this final point here which states very clearly experience better returns than any other investor in the software space.

And just a hit briefly on what was so attractive to us about this business, we had tracked it longingly for a couple of years and this is now our first opportunity to jump in and be partners with management. The financial profile, which we’ve already walked through in great detail, speaks for itself. 83 percent growth last year with an accelerating growth throughout the course of the year and also a very differentiated near-40-plus percent growth rate expected going forward; all the while, the quality of revenue is noted most significantly by the 149 percent net expansion rate for the business which is the highest that we’ve ever had the benefit of investing alongside and being a part of.

And finally, the amount of proportion of revenue coming from what we call kind of enterprise grade, north 100k customers is also just speaks to the strength of the customer base that the company has accumulated over time. And also, the market itself which provides a great tailwind to this business is massive with the expectation it will be over 40 billion in a matter of a few years growing near 20 percent all the while. So, very, very attractive TAM and market characteristics.

And the final thing I’d say, and what struck us most poignantly about this investment opportunity and management team, they’ve worked together for so long and executed so successfully together; but I think even behind the scenes, what’s not always obvious, they have successfully developed a track record of innovating and developing new products which come to the to bear fruit in terms of revenue in a matter of roughly one to two quarters every time they innovate. Our typical experience with a software company is more along the lines of 24 to 36 months seeing pure innovation that actually results in revenue growth or any revenue dollars for the business. So, just again, their track record of executing successfully and producing outcomes for their ideas and initiatives is sort of unparalleled in the space.

Now, moving along to Slide 45 on the proposed transaction summary, I’ll first draw your attention to the sources and uses table to the right. There’s a cumulative amount of 2.3 billion of capital being raised; a billion of that comes from the SPAC cash and trust, and 1.3 billion of that comes from this incremental pipe. Those proceeds of 2.3 billion will be used as follows: 100 million of them will go towards compensating transaction fees and expenses; 700 million will go as cash to the balance sheet; and finally, 1.5 billion will serve as secondary proceeds to existing shareholders. Even with the liquidity provided to existing shareholders, they still retain near 80 percent of the economic ownership of the company and are putting significant value behind the go-forward transaction.

It is important to note as well, that as part of this transaction, Thoma Bravo, who is the sponsor in this transaction, is, of course, committing 300 million in the proposed pipe, demonstrating our strong conviction and the opportunity ahead for the company.

Orlando Bravo:	As a reference to some of the comparables that are publicly traded today for the company, we took an approach of looking at core comps and then a secondary group of what we call business enablement platforms typically addressing either commerce or payments. And then in both categories, you can see in a general alignment around a 30 percent or so growth rate—there’s somewhat of an outlier there, but low 30s, high 20s is the general kind of growth rate for these businesses.

As you think, down below, you see, obviously, a median in the core comps and it’s a very similar number for the secondary comps. So, right around 27x 2022 expected revenue as the metric in which these companies are all valued off of by equity research analysts and other public investors. And then, finally, on a growth-adjusted basis, you see slightly north of 1x for the core comps and about 0.8x for the secondary comps when you take, again, the median measure for them.

I think all of these go to state one thing uniformly: when you compare sort of the average or median experience for these comps, you obviously see on the top, ironSource has a superior growth rate; more importantly, but is not listed here, is superior net expansion rates and they do all of this at an incredibly high EBITDA margin which is unparalleled and unique to have those three elements of their financial performance combined to be something that’s very distinguished and unique.

And you also think about the valuation. The intent here, of course, was to provide significant runway for shareholder stock appreciation as we launched into the public market, and so we have that in mind, providing that sort of runway for significant return for our shareholders; and in turn, decided to sort of come up with a valuation that provided that significant runway especially when you compare it to the groups that we have in here.

If you go into Slide 47 here, I would just end in saying that ironSource is truly a one-of-a-kind business; this obviously takes a look at some of the financial screening for available information on the public universe of technology companies, those that are of scale, those that operate with a certain gross margin, and then, of course, a very healthy EBITDA margin. And then, finally, of the businesses that finally pass all those particular gates can actually grow well over 50 percent, there’s only one. And you’ll obviously recognize, to the right-hand side of the slide, some very well-known household names in the tech space, that have delivered phenomenal results and returns for shareholders and yet, they still don’t compare to the scale, profitability, and of course, growth of ironSource. And so, again, it sort of speaks to how unique and very special this asset is.

Thank you, everyone.

Additional Information and Where to Find It

This press release relates to a proposed transaction between ironSource and Thoma Bravo Advantage. This press release does not constitute (i) solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction or (ii) an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any security of Thoma Bravo Advantage, ironSource, or any of their respective affiliates, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

In connection with the proposed transaction, ironSource intends to file a registration statement on Form F-4 with the SEC, which will include a proxy statement of Thoma Bravo Advantage in connection with Thoma Bravo Advantage’s solicitation of proxies for the vote by Thoma Bravo Advantage’s shareholders with respect to the proposed transaction and a prospectus of ironSource. Thoma Bravo Advantage also will file other documents regarding the proposed transaction with the SEC.

This communication does not contain all the information that should be considered concerning the proposed transaction and is not intended to form the basis of any investment decision or any other decision in respect of the proposed transaction. Before making any voting or investment decision, investors and security holders are urged to read the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about the proposed transaction.

Investors and security holders will be able to obtain free copies of the registration statement, proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by ironSource and Thoma Bravo Advantage through the website maintained by the SEC at www.sec.gov. In addition, the documents filed by ironSource may be obtained free of charge from ironSource’s website at http://www.is.com or by written request to ironSource at ironSource Ltd., Derech Menachem Begin 121, Tel Aviv-Yafo, Israel, and the documents filed by Thoma Bravo Advantage may be obtained free of charge from Thoma Bravo Advantage’s website at http://www.thomabravoadvantage.com or by written request to Thoma Bravo Advantage, 150 N. Riverside Plaza, Suite 2800, Chicago, Illinois 60606.

Participants in Solicitation

ironSource and Thoma Bravo and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Thoma Bravo’s shareholders in connection with the proposed transaction. Additional information regarding the interests of those persons and other persons who may be deemed participants in the proposed transaction may be obtained by reading the proxy statement/prospectus regarding the proposed transaction. You may obtain free copies of these documents as described in the preceding paragraph.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the federal securities laws with respect to the proposed transaction between Thoma Bravo Advantage (“TBA”) and ironSource Ltd. (“ironSource”). All statements other than statements of historical facts contained in this communication, including statements regarding ironSource’s, TBA’s or the combined company’s future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements include, without limitation, ironSource’s or TBA’s expectations concerning the outlook for their or the combined company’s business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning possible or assumed future results of operations of the combined company. Forward-looking statements also include statements regarding the expected benefits of the proposed transaction between ironSource and TBA.

Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of TBA’s securities; (ii) the failure to satisfy the conditions to the consummation of the proposed transaction, including the adoption of the merger agreement by the shareholders of TBA and ironSource, the satisfaction of the minimum trust account amount following redemptions by TBA’s public shareholders and the receipt of certain governmental and regulatory approvals; (iii) the lack of a third party valuation in determining whether to pursue the proposed transaction; (iv) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; (v) the effect of the announcement or pendency of the transaction on ironSource’s business relationships, performance, and business generally; (vi) risks that the proposed transaction disrupts current plans of ironSource and potential difficulties in ironSource employee retention as a result of the proposed transaction; (vii) the outcome of any legal proceedings that may be instituted against ironSource or against TBA related to the merger agreement or the proposed transaction; (vii) the ability of ironSource to list its ordinary shares on the New York Stock Exchange; (ix) volatility in the price of the combined company’s securities due to a variety of factors, including changes in the competitive industry in which ironSource operates, variations in performance across competitors, changes in laws and regulations affecting ironSource’s business and changes in the combined capital structure; (x) the ability to implement business plans, forecasts, and other expectations after the completion of the proposed transaction, and to identify and realize additional opportunities; (xi) ironSource’s markets are rapidly evolving and may decline or experience limited growth; (xii) ironSource’s reliance on operating system providers and app stores to support its platform; (xiii) ironSource’s ability to compete effectively in the markets in which it operates; (xiv) ironSource’s quarterly results of operations may fluctuate for a variety of reasons; (xv) failure to maintain and enhance the ironSource brand; (xvi) ironSource’s dependence on its ability to retain and expand its existing customer relationships and attract new customers; (xvii) ironSource’s reliance on its customers that contribute more than $100,000 of annual revenue; (xviii) ironSource’s ability to successfully and efficiently manage its current and potential future growth; (xix) ironSource’s dependence upon the continued growth of the app economy and the increased usage of smartphones, tablets and other connected devices; (xx) ironSource’s dependence upon the success of the gaming and mobile app ecosystem and the risks generally associated with the gaming industry; (xxi) ironSource’s, and ironSource’s competitors’, ability to detect or prevent fraud on its platforms; (xxii) failure to prevent security breaches or unauthorized access to ironSource’s or its third-party service providers data; (xxiii) the global scope of ironSource’s operations, which are subject to laws and regulations worldwide, many of which are unsettled and still developing; (xxiv) the rapidly changing and increasingly stringent laws, contractual obligations and industry standards relating to privacy, data protection, data security and the protection of children; and (xxv) the effects of health epidemics, including the COVID-19 pandemic.

ironSource and TBA caution you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this communication. Neither ironSource nor TBA undertakes any obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event that any forward-looking statement is updated, no inference should be made that ironSource or TBA will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear, up to the consummation of the proposed transaction, in TBA’s public filings with the SEC or, upon and following the consummation of the proposed transaction, in ironSource’s public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to consult.

Market, ranking and industry data used throughout this communication, including statements regarding market size and technology adoption rates, is based on the good faith estimates of ironSource’s management, which in turn are based upon ironSource’s management’s review of internal surveys, independent industry surveys and publications, including reports by Altman Solon, App Annie, AppsFlyer, Apptopia, eMarketer, Newzoo, Omdia and Sensor Tower and other third party research and publicly available information. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While ironSource is not aware of any misstatements regarding the industry data presented herein, its estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed above.